Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 23, 2020 relating to the financial statements and supplemental schedule of BPX Energy Employee Savings Plan, appearing in the Annual Report on Form 11-K of BPX Energy Employee Savings Plan for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Houston, Texas

March 22, 2021